As filed with the Securities and Exchange Commission on January
21, 1999
                                    Registration No. 333-________


                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                             FORM S-8
                      REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933



                  BROAD NATIONAL BANCORPORATION
      (Exact name of registrant as specified in its charter)

          New Jersey                              22-2395057
(State or other jurisdiction of               (I.R.S. Employer
Incorporation or organization)             Identification Number)

905 Broad Street, Newark, New Jersey                     07102
(Address of Principal Executive Offices)               (Zip Code)

                       BROAD NATIONAL BANK
               LONG-TERM CAPITAL ACCUMULATION PLAN
                     (Full title of the plan)

    Donald M. Karp, 905 Broad Street, Newark, New Jersey 07102
             (Name and address of agent for service)

                          (973) 639-2990
  (Telephone number, including area code, of agent for service)

           Please send copies of all correspondence to:
                   STINSON, MAG & FIZZELL, P.C.
                        1201 Walnut Street
                   Kansas City, Missouri 64106
                    Attention:  James W. Allen
                          (816) 842-8600


                 CALCULATION OF REGISTRATION FEE

                              Proposed   Proposed
Title of                      maximum    maximum
securities     Amount to      offering   aggregate  Amount of
to be             be          price      offering   registration
registered     registered     per share  price/1/   fee
                              /1/

Common Stock     100,000
$1.00 par value  shares/2/     $20.1875      $2,018,750    $596

/1/ Estimated solely for purposes of calculating registration fee, based on $20.1875, the average of the high and low prices on January 19, 1999, pursuant to Rule 457(h) under the Securities Act of 1933.
/2/ The provisions of Rule 416 shall apply to this Registration Statement and the number of shares registered on this Registration Statement automatically shall increase or decrease as a result of stock splits, stock dividends, or similar transactions.

                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

          The Registrant hereby incorporates by reference into this Registration Statement the following documents: (i) the Registrant's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, respectively; (ii) the Registrant's annual report on Form 10-K for the year ended December 31, 1997; and (iii) the description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A (No. 0-16637), as amended under cover of Form 8-A/A (filed September 18, 1997).
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          The validity of the shares of the Common Stock of the Registrant registered pursuant to this Registration Statement has been passed upon by Stinson, Mag & Fizzell, P.C., 1201 Walnut Street, Kansas City, Missouri 64106. As of January 14, 1999, attorneys of such law firm owned in the aggregate 20,709 shares of Common Stock of the Registrant.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 14A:2-7 of the New Jersey Business Corporation Act (the "NJBCA") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors or officers of the corporation to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for a breach of duty based on an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

          Article NINTH of the Certificate of Incorporation of the Registrant contains a provision eliminating the liability of directors and officers of the Registrant to the fullest extent permitted or authorized by the laws of the State of New Jersey.

          In addition to the foregoing, Section 14A:3-5 of the NJBCA governs the indemnification of directors, officers and employees of the Registrant. The following is the text of that Section effective February 4, 1989.

          (1)  As used in this section,

               (a) "Corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

               (b) "Other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust, or other enterprise, whether or not for profit, served by a corporate agent;

               (c)  "Expenses" means reasonable costs,
     disbursements and counsel fees;

               (d) "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

               (e) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

               (f) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

               (a) Such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

               (b) With respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

          (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason for his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

          (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

          (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

               (a) By the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

               (b) If such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

               (c) By the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

          (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

          (7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

               (i)  may award indemnification to the extent
     authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

               (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

               (b) Application for such indemnification may be made

               (i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

               (ii)  to the Superior Court in a separate
     proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

          The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

          (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

          (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

          (10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

          (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

          (12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

          Article NINTH of the Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify directors and officers of the Registrant to the full extent permitted or authorized by the laws of the State of New Jersey.
The Certificate of Incorporation also permits the Registrant to purchase and maintain insurance against any liability asserted against any director or officer of the Registrant arising out of his capacity as such.

          Each of the officers and directors of the Registrant is insured against certain liabilities which he might incur in his capacity as an officer or director pursuant to directors' and officers' liability insurance policies.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          The following Exhibits are filed as a part of this Registration Statement:


Exhibit No.              Description

4.1       Form of Common Stock Certificate (filed
          January 24, 1994 as Exhibit 4.1 to Post-
          Effective Amendment No. 1 to the Registrant's
          Registration Statement on Form S-8 (No. 33-28183) and incorporated herein by reference).

4.2 Restated Certificate of Incorporation of the Registrant as amended through and including June 29, 1995 (filed September 18,
          1997 as Exhibit 4.2 to the Registrant's
          Registration Statement under cover of Form
          8-A/A (No. 0-16637) and incorporated herein by reference).

4.2.1     Certificate of Amendment of Certificate of
          Incorporation of the Registrant, respecting the Amendment of ARTICLE THIRD to increase the number of authorized shares of capital stock (filed September 18, 1997 as Exhibit
          4.2.1 to the Registrant's Registration
          Statement under cover of Form 8-A/A (No. 0-16637) and incorporated herein by reference).

4.2.2     Certificate of Amendment of Certificate of
          Incorporation of the Registrant, respecting the Amendment of ARTICLE THIRD to establish certain limitations with respect to preemptive rights of shareholders (filed
          September 18, 1997 as Exhibit 4.2.2 to the
          Registrant's Registration Statement under cover of Form 8-A/A (No. 0-16637) and incorporated herein by reference).

4.3       Broad National Bank Long-Term Capital
          Accumulation Plan.

5         Opinion of Stinson, Mag & Fizzell, P.C.

23.1      Consent of Stinson, Mag & Fizzell, P.C.
          (contained in Opinion filed as Exhibit 5)

23.2      Consent of KPMG LLP.

24 Power of Attorney (included on the signature page to this Registration Statement).

ITEM 9.   UNDERTAKINGS.

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by section
          10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
          Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
          Statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on January 21, 1999.

                         BROAD NATIONAL BANCORPORATION


                         By   /s/ Donald M. Karp
                              Donald M. Karp
                              Chairman of the Board and
                              Chief Executive Officer


                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Donald M. Karp, John A. Dorman and James Boyle, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          Signature and Title                       Date

/s/ Donald M. Karp                           January 21, 1999
     Donald M. Karp
     Chairman of the Board,
     Chief Executive Officer and Director
     (Principal Executive Officer)

/s/ James Boyle                              January 21, 1999
     James Boyle
     Treasurer and Comptroller
     (Principal Financial and Accounting
     Officer)


/s/ John A. Dorman                           January 21, 1999
     John A. Dorman
     Director


/s/ Licinio Cruz                             January 21, 1999
     Licinio Cruz
     Director


/s/ Arthur Fischman                          January 21, 1999
     Arthur Fischman
     Director


/s/ John J. Iannuzzi                         January 21, 1999
     John J. Iannuzzi
     Director


                                             January __, 1999
     James J. Lazarus
     Director


/s/ Edward J. Lenihan                        January 21, 1999
     Edward J. Lenihan
     Director


                                             January __, 1999
     Stanley J. Lesnik
     Director

/s/ Catherine McFarland                      January 21, 1999
     Catherine McFarland
     Director


/s/ Louis J. Owen                            January 21, 1999
     Louis J. Owen
     Director


/s/ A. Harold Schwartz                       January 21, 1999
     A. Harold Schwartz
     Director


/s/ Hubert Williams                          January 21, 1999
     Hubert Williams
     Director

                        INDEX TO EXHIBITS

                                                     Sequentially
Exhibit No.         Description                     Numbered Page

4.1       Form of Common Stock Certificate (filed           *
          January 24, 1994 as Exhibit 4.1 to Post-
          Effective Amendment No. 1 to the Registrant's
          Registration Statement on Form S-8 (No. 33-28183) and incorporated herein by reference).

4.2       Restated Certificate of Incorporation of          *
          the Registrant as amended through and
          including June 29, 1995 (filed September 18,
          1997 as Exhibit 4.2 to the Registrant's
          Registration Statement under cover of Form
          8-A/A (No. 0-16637) and incorporated herein by reference).

4.2.1     Certificate of Amendment of Certificate of        *
          Incorporation of the Registrant, respecting the Amendment of ARTICLE THIRD to increase the number of authorized shares of capital stock (filed September 18, 1997 as Exhibit
          4.2.1 to the Registrant's Registration
          Statement under cover of Form 8-A/A (No. 0-16637) and incorporated herein by reference).

4.2.2     Certificate of Amendment of Certificate of        *
          Incorporation of the Registrant, respecting the Amendment of ARTICLE THIRD to establish certain limitations with respect to preemptive rights of shareholders (filed
          September 18, 1997 as Exhibit 4.2.2 to the
          Registrant's Registration Statement under cover of Form 8-A/A (No. 0-16637) and incorporated herein by reference).

4.3       Broad National Bank Long-Term Capital             __
          Accumulation Plan.

5         Opinion of Stinson, Mag & Fizzell, P.C.           __

23.1      Consent of Stinson, Mag & Fizzell, P.C.           __
          (contained in Opinion filed as Exhibit 5)

23.2      Consent of KPMG LLP.                 __

24        Power of Attorney (included on the signature page
          to this Registration Statement).
__________________
*    Incorporated herein by reference.